CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2008 (which report contains an explanatory paragraph relating to the ability to continue as a going concern) with respect to the financial statements of Integral Vision, Inc, in this Registration Statement for the year ended December 31, 2007 on Form S-3 and related prospectus of Integral Vision, Inc., and Subsidiaries.

Rehmann Robson

Troy, Michigan
December 15, 2008